EXHIBIT 99.2

SMTC Q1 15 Earnings Call

Sushil

•	Thank you LaToya

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Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer.  On this call with me today is Jim Currie, SMTC’s Interim Chief Financial Officer and Greg Gaba, Vice President of Finance.

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Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

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First of all I would like to remind you of the comment I made last year related to the prior period comparisons. I mentioned that beginning in Q1 15 we will start comparisons to the prior year and our reason for not providing prior year comparisons in 2014 was due to the fact that 2013 results had many unusual items. In this quarter’s earnings release and in the call today we now provide these prior year comparisons.

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I am pleased with our Q1 profits despite the decline in revenue during this quarter. As I mentioned during the fourth quarter call, we had significant revenue challenges from two customers shifting to Tier 1 EMS providers. While they are still active customers, our 2015 revenue share from these two customers is lower when compared to their 2014 revenue contribution. Our first quarter was also impacted by design related delays from one new customer and this volume shifted to the second and third quarters.

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Despite the revenue declines mentioned above, we are excited about our forward progress.  During the quarter we won five new projects from existing customers and we also won two new customers. These wins are expected to result in $8M-$10M in revenues in 2015.

•	We generated $1.8M of cash flow from operations during this quarter.

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Our intense focus on operational and financial metrics such as lean manufacturing principles, just in time inventory acquisition, and spending control has contributed to paying down the debt. Our debt net of cash was $16.4 million, representing the lowest level since the second quarter of 2011.

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Our current customers, suppliers and the bank recognize the progress we have made in 2014 in improving the financial health of the company. As a result of the proven track record of solid performance and with additions to our experienced sales team, we expect new customer wins to accelerate during the year via a strong and improving new customer pipeline.  With costs under control and the revenue picture expected to improve, we expect to see stronger results for the balance of 2015.

•	I will now hand over to Jim to review financial details

Jim

•	Thanks Sushil

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Revenue for the first quarter was $48.7 million, down 16.0% from revenues recorded in the first quarter of the prior year. This was mainly attributable to reduced volumes from two of our long standing customers and seasonality with some of our other customers.  This was partially offset by increases in revenues from an existing customer and from one of our new customers.

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While our first quarter revenues were down versus the prior year, our gross profits (excluding unrealized foreign exchange) improved to 8.1%, compared to 7.7% in the prior year; reflecting the impact of our cost reduction initiatives during 2014.  Our adjusted EBITDA also improved to $1.4 million or (2.9% of revenues) during the first quarter as compared to $1.2 million or (2.1% of revenues) in the prior year.

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For the quarter we reported a net loss of $0.4 million compared to net loss of $0.8 million reported for first quarter of the prior year.  Gross margin shortfall due to volume decreases were offset by reductions in costs and manufacturing efficiencies.  In addition, prior year first quarter results included a restructuring charge of $0.7 million.  Excluding unrealized foreign exchange our net loss was $0.1 million during the quarter compared to a net loss of $1.0 million in the prior year.

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In line with our goals, total debt levels decreased by over $1.5 million compared to the prior quarter.  In addition, we generated cash flow from operations of $1.8 million compared to $1.4 million in the prior year.

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As Sushil indicated, we continue to see the ramp up of revenues from our 2014 customer wins and we expect to continue to grow these revenues during the remainder of 2015, while also adding new customers.

•	I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Jim

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In summary, Q1 profits were in line with our expectations. I would like to commend our employees for the job well done in controlling costs and delivering improved profits, over prior year in a challenging environment.

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Our focus remains on adding new revenues from existing customers and winning new customers in the product markets we participate in. Our late stage customer pipeline has significantly improved year over year.

•	We are continuing to pursue suitable acquisition targets.

•	Finally, I want to thank our customers for their trust in SMTC and thank our shareholders for their continued investment in SMTC.

•	We will now open the lines for your questions. We expect our next earnings call to be at the end of July. We will speak to you then.

Closing:

•	Thank you all for joining the call and your continued support of SMTC.